Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-271708 on Form S-3 and Registration Statement Nos. 33-41204, as amended by Amendment No. 1 (333-04888), 333-14925, 333-109327, 333-200146, 333-206518, 333-212110, 333-214720, 333-218011, 333-231464, 333-231467 and 333-289100 on Form S-8 of Brown & Brown, Inc. of our report dated July 28, 2025, relating to the consolidated financial statements of RSC Topco, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023 appearing in this Current Report on Form 8-K/A of Brown & Brown, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 8, 2025